NORTHSTAR REALTY FINANCE ANNOUNCES $40 MILLION PRIVATE PLACEMENT OF TRUST PREFERRED SECURITIES

NEW YORK, NY, November 22, 2005 — NorthStar Realty Finance Corp. (NYSE: NRF) announced today that the Company completed a private placement of $40 million of trust preferred securities through its subsidiary, NorthStar Realty Finance Trust III. The proceeds from the private placement will primarily be used to repay existing short-term, floating rate debt and provide the Company with additional liquidity for identified investments.

The $40 million of trust preferred securities have an approximate 30-year term, ending January 30, 2036. They bear interest at a fixed rate of 7.81% for the first ten years, ending January 30, 2016, whereupon the rate floats at three-month LIBOR plus 2.83%. These securities are redeemable at par beginning on January 30, 2011.

Mr. David T. Hamamoto, President and Chief Executive Officer, commented, "This additional trust preferred provides us with highly accretive growth capital and strengthens our balance sheet by allowing us to lock-in long-term, relatively low-cost fixed rate financing."

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is an internally managed REIT that makes investments in commercial real estate debt, real estate securities and net lease properties. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from NorthStar Realty's expectations include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative or regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates and interest rate spreads, policies and rules applicable to REITs, the continued service of key management personnel, the effect of competition in the real estate finance industry, the costs associated with compliance and corporate governance, including the Sarbanes-Oxley Act and related regulations and requirements, and other risks detailed from time to time in NorthStar Realty's SEC reports. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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